Exhibit 10.2

FORM CD-451 (REV 10/98)	U.S. DEPARTMENT OF COMMERCE		GRANT X COOPERATIVE AGREEMENT
AMENDMENT TO FINANCIAL ASSISTANCE AWARD			ACCOUNTING CODE **See Attached**
AWARD NUMBER NCR-92-18742
RECIPIENT NAME VeriSign, Inc. VeriSign, Inc.			AMENDMENT NUMBER 32
STREET ADDRESS 21355 Ridgetop Circle 1666 K. Street, NW Suite 410			EFFECTIVE DATE
Dulles, Virginia 20166 Washington, DC 20006 Dulles, Virginia 20166 Washington, DC 20006			EXTEND WORK COMPLETION TO November 30, 2018
CFDA NO. AND PROJECT TITLE:
COSTS ARE REVISED AS FOLLOWS:	PREVIOUS ESTIMATED COST	ADD	DEDUCT	TOTAL ESTIMATED COST
FEDERAL SHARE OF COST	$0.00	$0.00	$0.00	$0.00
RECIPIENT SHARE OF COST	$0.00	$0.00	$0.00	$0.00
TOTAL ESTIMATED COST	$0.00	$0.00	$0.00	$0.00
REASON(S) FOR AMENDMENT

This agreement is hereby amended to (1) approve the .com Registry Agreement (as revised); (2) cap the price of .com registrations at $7.85 and allow VeriSign to take price increases only upon prior written approval of the Department; (3) permit VeriSign to petition the Department for relief from price restrictions if it can demonstrate that it no longer has market power; (4) extend the expiration date until November 30, 2018; and (5) affirm that the Department's approval of the .com Registry Agreement does not confer antitrust immunity.

EXCEPT AS SPECIFIED IN THIS AMENDMENT, ALL PREVIOUS TERMS AND CONDITIONS REMAIN IN EFFECT.

This Amendment approved by the Grants Officer is issued in triplicate and constitutes an obligation of Federal funding. By signing the three documents, the Recipient agrees to comply with the Amendment provisions checked below and attached, as well as previous provisions incorporated into the Award. Upon acceptance by the Recipient, two signed Amendment documents shall be returned to the Grants Officer and the third document shall be retained by the Recipient. If not signed and returned without modification by the Recipient within 30 days of receipt, the Grants Officer may unilaterally terminate this Amendment.

X Special Award Conditions Line Item Budget Other:
SIGNATURE OF DEPARTMENT OF COMMERCE GRANTS OFFICER /s/ JANNET CANCINO Jannet Cancino				DATE 11/29/2012
TYPED NAME, TYPED TITLE, AND SIGNATURE OF AUTHORIZED RECIPIENT OFFICIAL /s/ D. JAMES BIDZOS D. James Bidzos, President and Chief Executive Officer D. James Bidzos, President and Chief Executive Officer				DATE 11/29/2012

Award Number: NCR-92-18742

Award ACCS Information

Bureau Code	FCFY	Project Task	Org Code	Obj Class	Obligation Amount

Award Contact Information

Contact Name	Contact Type	Email	Phone

NIST Grants Officer:	NIST Grants Specialist:
Jannet Cancino	Nuria Martinez
100 Bureau Drive, MS 1650	100 Bureau Drive, MS 1650
Gaithersburg, MD 20899-1650	Gaithersburg, MD 20899-1650
(301) 975-6544	(301) 975-6215

SPECIAL AWARD CONDITIONS
Cooperative Agreement No. NCR 92-18742

AMENDMENT NUMBER THIRTY-TWO (32)

Whereas the Department finds that approval of the renewal of the .com Registry Agreement attached hereto as Exhibit A, on the terms and conditions set forth below, is in the public interest; Therefore, Verisign and the Department agree as follows:

1.    Pursuant to Section I.B.2.A. of Amendment 19, Verisign Relationship with ICANN, as amended by Section 2 of Amendment 30, the .com Registry Agreement attached hereto as Exhibit A is approved.

2.    The Maximum Price charged by VeriSign for registration or renewal of a .com domain name during the term of the .com Registry Agreement approved hereby shall not exceed US $7.85; provided, however, that VeriSign shall be entitled to increases in the Maximum Price in accordance with Section 7.3(d)(ii) of the .com Registry Agreement; provided further that VeriSign shall not exercise such right unless the Department provides prior written approval that the exercise of such right will serve the public interest, such approval not to be unreasonably withheld.

3. (a) At any time after the Effective Date of this Amendment 32, Verisign shall be entitled to seek removal of the pricing restrictions set forth in Section 7.3 of the .com Registry Agreement attached hereto if it demonstrates to the Department that market conditions no longer warrant such restrictions. Verisign shall be deemed to have made such a showing upon demonstrating that competition from other top level domains, use of alternative Internet navigation techniques (including search engines, browsers and URL shorteners, among others), reduced demand for domain names, or other factors are sufficient to constrain Verisign’s pricing of Registry Services at the current Maximum Price.
(b) Upon an application by Verisign for removal of pricing restrictions pursuant to Section 3(a) of this Amendment 32, the Department shall consult with Verisign in any evaluation of its application. The Department shall issue a written decision explaining its reasons for granting or denying, in whole or in part, such application within 90 days after submission of the application, or within 90 days after receipt of any additional materials requested by the Department to evaluate the application, whichever date is later. If the Department determines that additional time is needed to complete its review, then the parties shall agree to an extension of time for six months or such other reasonable time as the Department and Verisign may mutually agree.
4.    Section 1.B.10 of Amendment 19, Expiration Date, is amended as follows:

The Expiration Date of the Cooperative Agreement shall be November 30, 2018, except that the Department of Commerce may in its sole discretion extend the term of the Cooperative Agreement (1) for a period equal to the length of any term of renewal under Section 4.2 or any other extension or continuation of the Registry Agreement (whether or not the Registry Agreement remains in effect through that term); (2) for a period equal to the length of the term of a substitute registry agreement; or (3) for one year to permit the Department to exercise its rights under section II.9 of this amendment, as amended, if the Department does not approve any renewal under Section 4.2, or any other extension or continuation of or substitution for, the Registry Agreement.

5.    The Department’s approval of the .com Registry Agreement is not intended to confer federal antitrust immunity on Verisign with respect to the .com Registry Agreement. Upon signature of both parties, Verisign will provide copies of the Registry Agreement to both the Grants Officer and the Federal Programs Officer.

6.    Except as modified by this Amendment, the terms and conditions of this Cooperative Agreement, as previously amended, remain unchanged.

ATTACHMENT - Exhibit A

.com Registry Agreement
(1 December 2012)
REGISTRY AGREEMENT
This REGISTRY AGREEMENT (this “Agreement”) is entered into as of 1 December 2012 by and between Internet Corporation for Assigned Names and Numbers, a California nonprofit public benefit corporation (“ICANN”), and VeriSign, Inc. a Delaware corporation.
ARTICLE 1 INTRODUCTION
Section 1.1    Effective Date. The Effective Date for purposes of this Agreement shall be December 1, 2012.
Section 1.2    Top-Level Domain. The Top-Level Domain to which this Agreement applies is .com (“TLD”).
Section 1.3    Designation as Registry Operator. Upon the Effective Date, until the Expiration Date as defined in Section 4.1 hereof, ICANN shall continue to designate VeriSign, Inc. as the sole registry operator for the TLD (“Registry Operator”).
ARTICLE II REPRESENTATIONS AND WARRANTIES
Section 2.1    Registry Operator’s Representations and Warranties.
(a)    Organization; Due Authorization and Execution. Registry Operator is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and Registry Operator has all requisite power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by Registry Operator into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by Registry Operator.
(b)    Statements made During Negotiation Process. The factual statements made in writing by both parties in negotiating this Agreement were true and correct in all material respects at the time made. A violation or breach of this subsection shall not be a basis for termination, rescission or other equitable relief, and, instead shall only give rise to a claim for damages.
Section 2.2    ICANN’s Representations and Warranties.
(a)    Organization; Due Authorization and Execution. ICANN is a nonprofit public benefit corporation duly organized, validly existing and in good standing under the laws of California. ICANN has all requisite corporate power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by ICANN into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by ICANN.
ARTICLE III COVENANTS
Section 3.1    Covenants of Registry Operator. Registry Operator covenants and agrees with ICANN as follows:
(a)    Preserve Security and Stability.
(i)    ICANN Temporary Specifications or Policies. Registry Operator shall comply with and implement all specifications or policies established by the ICANN Board of Directors on a temporary basis, if adopted by the ICANN Board of Directors by a vote of at least two-thirds of its members, so long as the ICANN Board of Directors reasonably determines that immediate temporary establishment of a specification or policy on the subject is necessary to maintain the Stability or Security (as defined in Section 3.1(d)(iv)(G)) of Registry Services or the DNS (“Temporary Specification or Policies”). Such proposed specification or policy shall be as narrowly tailored as feasible to achieve those objectives. In establishing any specification or policy under this provision, the ICANN Board of Directors shall state the period of time for which the specification or policy is temporarily adopted and shall immediately implement the Consensus Policy development process set forth in ICANN’s Bylaws. ICANN shall also issue an advisory statement containing a detailed explanation of its reasons for adopting the temporary specification or policy and why the Board believes the specification or policy should receive the consensus support of Internet stakeholders. If the period of time for which the specification or policy is adopted exceeds 90 days, the ICANN Board shall reaffirm its temporary adoption every 90 days for a total period not to exceed one year, in order to maintain such policy in effect until such time as it shall become a Consensus Policy as described in Section 3.1(b) below. If during such one year period, the temporary policy or specification does not become a Consensus Policy meeting the standard set forth in Section 3.1(b) below, Registry Operator shall no longer be required to comply with or implement such temporary policy or specification.
(b)    Consensus Policies.
(i)    At all times during the term of this Agreement and subject to the terms hereof, Registry Operator will fully comply with and implement all Consensus Policies found at http://www.icann.org/en/general/consensus-policies.htm, as of the Effective Date and as may in the future be developed and adopted in accordance with ICANN’s Bylaws and as set forth below.
(ii)    “Consensus Policies” are those specifications or policies established (1) pursuant to the procedure set forth in ICANN’s Bylaws and due process, and (2) covering those topics listed in Section 3.1(b)(iv) below.  The Consensus Policy development process and procedure set forth in ICANN’s Bylaws may be revised from time to time in accordance with ICANN’s Bylaws, and any Consensus Policy that is adopted through such a revised process and covering those topics listed in Section 3.1(b)(iv) below shall be considered a Consensus Policy for purposes of this Agreement.
(iii)    For all purposes under this Agreement, the policies identified at http://www.icann.org/en/general/consensus-policies.htm shall be treated in the same manner and have the same effect as “Consensus Policies.”
(iv)    Consensus Policies and the procedures by which they are developed shall be designed to produce, to the extent possible, a consensus of Internet stakeholders, including the operators of gTLDs.  Consensus Policies shall relate to one or more of the following: (1) issues for which uniform or coordinated resolution is reasonably necessary to facilitate interoperability, Security and/or Stability of the Internet or DNS; (2) functional and performance specifications for the provision of Registry Services (as defined in Section 3.1(d)(iii) below); (3) Security and Stability of the registry database for the TLD; (4) registry policies reasonably necessary to implement Consensus Policies relating to registry operations or registrars; or (5) resolution of disputes regarding the registration of domain names (as opposed to the use of such domain names).  Such categories of issues referred to in the preceding sentence shall include, without limitation:
(A)    principles for allocation of registered names in the TLD (e.g., first-come, first-served, timely renewal, holding period after expiration);
(B)    prohibitions on warehousing of or speculation in domain names by registries or registrars;
(C)    reservation of registered names in the TLD that may not be registered initially or that may not be renewed due to reasons reasonably related to (a) avoidance of confusion among or misleading of users, (b) intellectual property, or (c) the technical management of the DNS or the Internet  (e.g., establishment of reservations of names from registration);
(D)    maintenance of and access to accurate and up-to-date information concerning domain name registrations;

(E)    procedures to avoid disruptions of domain name registration due to suspension or termination of operations by a registry operator or a registrar, including procedures for allocation of responsibility for serving registered domain names in a TLD affected by such a suspension or termination; and
(F)    resolution of disputes regarding whether particular parties may register or maintain registration of particular domain names.
(v)    In addition to the other limitations on Consensus Policies, they shall not:
(A)    prescribe or limit the price of Registry Services;
(B)    modify the standards for the consideration of proposed Registry Services, including the definitions of Security and Stability (set forth below) and the standards applied by ICANN;
(C)    modify the terms or conditions for the renewal or termination of this Agreement;
(D)    modify ICANN’s obligations to Registry Operator under Section 3.2 (a), (b), and (c);
(E)    modify the limitations on Consensus Policies or Temporary Specifications or Policies;
(F)    modify the definition of Registry Services;
(G)    modify the terms of Sections 7.2 and 7.3, below; and
(H)    alter services that have been implemented pursuant to Section 3.1(d) of this Agreement (unless justified by compelling and just cause based on Security and Stability).
(vi)    Registry Operator shall be afforded a reasonable period of time following notice of the establishment of a Consensus Policy or Temporary Specifications or Policies in which to comply with such policy or specification, taking into account any urgency involved.
In the event of a conflict between Registry Services (as defined in Section 3.1(d)(iii) below), on the one hand, and Consensus Policies developed in accordance with this Section 3.1(b) or any Temporary Specifications or Policies established pursuant to Section 3.1(a)(i) above, on the other hand, the Consensus Polices or Temporary Specifications or Policies shall control, notwithstanding any other provisions contained within this Agreement.
(c)    Handling of Registry Data.
(i)    Data Escrow. Registry Operator shall establish at its expense a data escrow or mirror site policy for the Registry Data compiled by Registry Operator. Registry Data, as used in this Agreement, shall mean the following: (1) data for domains sponsored by all registrars, consisting of domain name, server name for each nameserver, registrar id, updated date, creation date, expiration date, status information, and DNSSEC  delegation signer (“DS”) data; (2) data for nameservers sponsored by all registrars consisting of server name, each IP address, registrar id, updated date, creation date, expiration date, and status information; (3) data for registrars sponsoring registered domains and nameservers, consisting of registrar id, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updated date and the name, telephone number, and e-mail address of all the registrar's administrative, billing, and technical contacts; and, (4) domain name registrant data collected by the Registry Operator from registrars as part of or following registration of a domain name. The escrow agent or mirror-site manager, and the obligations thereof, shall be mutually agreed upon by ICANN and Registry Operator on commercially reasonable standards that are technically and practically sufficient to allow a successor registry operator to assume management of the TLD. To this end, Registry Operator shall periodically deposit into escrow all Registry Data on a schedule (not more frequently than weekly for a complete set of Registry Data, and daily for incremental updates) and in an electronic format mutually approved from time to time by Registry Operator and ICANN, such approval not to be unreasonably withheld by either party. In addition, Registry Operator will deposit into escrow that data collected from registrars as part of offering Registry Services introduced after the Effective Date of this Agreement. The schedule, content, format, and procedure for escrow deposits shall be as reasonably established by ICANN from time to time, and as set forth in Appendix 1 hereto. Changes to the schedule, content, format, and procedure may be made only with the mutual written consent of ICANN and Registry Operator (which neither party shall unreasonably withhold) or through the establishment of a Consensus Policy as outlined in Section 3.1(b) above. The escrow shall be held under an agreement, substantially in the form of Appendix 2, as the same may be revised from time to time, among ICANN, Registry Operator, and the escrow agent.
(ii)    Personal Data. Registry Operator shall notify registrars sponsoring registrations in the registry for the TLD of the purposes for which Personal Data (as defined below) submitted to Registry Operator by registrars, if any, is collected, the intended recipients (or categories of recipients) of such Personal Data, and the mechanism for access to and correction of such Personal Data. Registry Operator shall take reasonable steps to protect Personal Data from loss, misuse, unauthorized disclosure, alteration or destruction. Registry Operator shall not use or authorize the use of Personal Data in a way that is incompatible with the notice provided to registrars. “Personal Data” shall refer to all data about any identified or identifiable natural person.
(iii)    Bulk Zone File Access. Registry Operator shall provide bulk access to the zone files for the registry for the TLD to ICANN on a continuous basis in the manner ICANN may reasonably specify from time to time. Bulk access to the zone files shall be provided to third parties on the terms set forth in the TLD zone file access agreement reasonably established by ICANN, which initially shall be in the form attached as Appendix 3 hereto. Changes to the zone file access agreement may be made upon the mutual written consent of ICANN and Registry Operator (which consent neither party shall unreasonably withhold).
(iv)    Monthly Reporting. Within 20 days following the end of each calendar month, Registry Operator shall prepare and deliver to ICANN a report providing such data and in the format specified in Appendix 4.
(v)    Whois Service. Registry Operator shall provide such whois data as set forth in Appendix 5.
(d)    Registry Operations.
(i)    Registration Restrictions. Registry Operator shall reserve, and not register any TLD strings (i) appearing on the list of reserved TLD strings attached as Appendix 6 hereto or (ii) located at  http://data.iana.org/TLD/tlds-alpha-by-domain.txt for initial (i.e., other than renewal) registration at the second level within the TLD.
(ii)    Functional and Performance Specifications. Functional and Performance Specifications for operation of the TLD shall be as set forth in Appendix 7 hereto, and shall address without limitation DNS services; operation of the shared registration system; and nameserver operations. Registry Operator shall keep technical and operational records sufficient to evidence compliance with such specifications for at least one year.
(iii)    Registry Services. Registry Services are, for purposes of this Agreement, defined as the following: (a) those services that are both (i) operations of the registry critical to the following tasks:  the receipt of data from registrars concerning registrations of domain names and name servers; provision to registrars of status information relating to the zone servers for the TLD; dissemination of TLD zone files; operation of the registry zone servers; and dissemination of contact and other information concerning domain name server registrations in the TLD as required by this Agreement; and (ii) provided by the Registry Operator for the .com registry as of March 31, 2006 , as the case may be; (b) other products or services that the Registry Operator is required to provide because of the establishment of a Consensus Policy (as defined in Section 3.1(b) above); (c) any other products or services that only a registry operator is capable of providing, by reason of its designation as the registry operator; and (d) material changes to any Registry Service within the scope of (a), (b) or (c) above. Only Registry Services defined in (a) and (b) above are subject to the maximum price provisions of Section 7.3, below.

(iv)    Process for Consideration of Proposed Registry Services. Following written notification by Registry Operator to ICANN that Registry Operator may make a change in a Registry Service within the scope of the preceding paragraph:
(A)    ICANN shall have 15 calendar days to make a “preliminary determination” whether a Registry Service requires further consideration by ICANN because it reasonably determines such Registry Service:  (i) could raise significant Security or Stability issues or (ii) could raise significant competition issues.
(B)    Registry Operator must provide sufficient information at the time of notification to ICANN that it may implement such a proposed Registry Service to enable ICANN to make an informed “preliminary determination.”  Information provided by Registry Operator and marked “CONFIDENTIAL” shall be treated as confidential by ICANN.  Registry Operator will not designate “CONFIDENTIAL” information necessary to describe the purpose of the proposed Registry Service and the effect on users of the DNS.
(C)    ICANN may seek expert advice during the preliminary determination period (from entities or persons subject to confidentiality agreements) on the competition, Security or Stability implications of the Registry Service in order to make its “preliminary determination.”  To the extent ICANN determines to disclose confidential information to any such experts, it will provide notice to Registry Operator of the identity of the expert(s) and the information it intends to convey.
(D)    If ICANN determines during the 15 calendar day “preliminary determination” period that the proposed Registry Service, does not raise significant Security or Stability (as defined below), or competition issues, Registry Operator shall be free to deploy it upon such a determination.
(E)    In the event ICANN reasonably determines during the 15 calendar day “preliminary determination” period that the Registry Service might raise significant competition issues, ICANN shall refer the issue to the appropriate governmental competition authority or authorities with jurisdiction over the matter within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, with notice to Registry Operator. Any such referral communication shall be posted on ICANN’s website on the date of transmittal. Following such referral, ICANN shall have no further responsibility, and Registry Operator shall have no further obligation to ICANN, with respect to any competition issues relating to the Registry Service. If such a referral occurs, the Registry Operator will not deploy the Registry Service until 45 calendar days following the referral, unless earlier cleared by the referred governmental competition authority.
(F)    In the event that ICANN reasonably determines during the 15 calendar day “preliminary determination” period that the proposed Registry Service might raise significant Stability or Security issues (as defined below), ICANN will refer the proposal to a Standing Panel of experts (as defined below) within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, and simultaneously invite public comment on the proposal. The Standing Panel shall have 45 calendar days from the referral to prepare a written report regarding the proposed Registry Service’s effect on Security or Stability (as defined below), which report (along with a summary of any public comments) shall be forwarded to the ICANN Board. The report shall set forward the opinions of the Standing Panel, including, but not limited to, a detailed statement of the analysis, reasons, and information upon which the panel has relied in reaching their conclusions, along with the response to any specific questions that were included in the referral from ICANN staff. Upon ICANN’s referral to the Standing Panel, Registry Operator may submit additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.
(G)    Upon its evaluation of the proposed Registry Service, the Standing Panel will report on the likelihood and materiality of the proposed Registry Service’s effects on Security or Stability, including whether the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Security or Stability as defined below:

Security: For purposes of this Agreement, an effect on security by the proposed Registry Service shall mean (1) the unauthorized disclosure, alteration, insertion or destruction of Registry Data, or (2) the unauthorized access to or disclosure of information or resources on the Internet by systems operating in accordance with all applicable standards.
Stability: For purposes of this Agreement, an effect on stability shall mean that the proposed Registry Service (1) is not compliant with applicable relevant standards that are authoritative and published by a well-established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs sponsored by the IETF or (2) creates a condition that adversely affects the throughput, response time, consistency or coherence of responses to Internet servers or end systems, operating in accordance with applicable relevant standards that are authoritative and published by a well-established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs and relying on Registry Operator’s delegation information or provisioning services.
(H)    Following receipt of the Standing Panel’s report, which will be posted (with appropriate confidentiality redactions made after consultation with Registry Operator) and available for public comment, the ICANN Board will have 30 calendar days to reach a decision. In the event the ICANN Board reasonably determines that the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Stability or Security, Registry Operator will not offer the proposed Registry Service. An unredacted version of the Standing Panel’s report shall be provided to Registry Operator upon the posting of the report.  The Registry Operator may respond to the report of the Standing Panel or otherwise submit to the ICANN Board additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.
(I)    The Standing Panel shall consist of a total of 20 persons expert in the design, management and implementation of the complex systems and standards-protocols utilized in the Internet infrastructure and DNS (the “Standing Panel”). The members of the Standing Panel will be selected by its Chair. The Chair of the Standing Panel will be a person who is agreeable to both ICANN and the registry constituency of the supporting organization then responsible for generic top level domain registry policies. All members of the Standing Panel and the Chair shall execute an agreement requiring that they shall consider the issues before the panel neutrally and according to the definitions of Security and Stability. For each matter referred to the Standing Panel, the Chair shall select no more than five members from the Standing Panel to evaluate the referred matter, none of which shall have an existing competitive, financial, or legal conflict of interest, and with due regard to the particular technical issues raised by the referral.
(e)    Fees and Payments. Registry Operator shall pay the Registry-Level Fees to ICANN on a quarterly basis in accordance with Section 7.2 hereof.
(f)    Traffic Data. Nothing in this Agreement shall preclude Registry Operator from making commercial use of, or collecting, traffic data regarding domain names or non-existent domain names for purposes such as, without limitation, the determination of the availability and Security and Stability of the Internet, pinpointing specific points of failure, characterizing attacks and misconfigurations, identifying compromised networks and hosts, and promoting the sale of domain names; provided, however, that such use does not disclose domain name registrant, end user information or other Personal Data as defined in Section 3.1(c)(ii) for any purpose not otherwise authorized by this agreement. In this regard, in the event the TLD registry is a "thick" registry model, the traffic data that may be accessible to and used by Registry Operator shall be limited to the data that would be accessible to a registry operated under a "thin" registry model. The process for the introduction of new Registry Services shall not apply to such traffic data. The process for the introduction of new Registry Services shall not apply to such traffic data.  Nothing contained in this Section 3.1(f) shall be deemed to constitute consent or acquiescence by ICANN to a re-introduction by Registry Operator of the SiteFinder service previously introduced by the Registry Operator on or about September 15, 2003, or the introduction of any other service employing a universal wildcard function, except that this sentence shall not prohibit the provision of nameservice or any other non-registry service for a domain or zone used for other than registration services to unaffiliated third parties by a single entity (including its affiliates) for domain names registered through an ICANN-accredited registrar. To the extent that traffic data subject to this provision is made available, access shall be on terms that are non-discriminatory.

(g)    Security and Stability Review. Twice annually Registry Operator shall engage in discussions with executive staff of ICANN and the Chairman of the Board of ICANN on trends impacting the Security and/or Stability of the Registry, the DNS or the Internet pursuant to the terms of confidentiality agreements executed both by the executive staff of ICANN and the Chairman of the Board.
(h)    Centralized Whois. Registry Operator shall develop and deploy a centralized Whois for the .com TLD if mandated by ICANN insofar as reasonably feasible, particularly in view of Registry Operator’s dependence on cooperation of third parties.
Section 3.2    Covenants of ICANN. ICANN covenants and agrees with Registry Operator as follows:
(a)    Open and Transparent. Consistent with ICANN’s expressed mission and core values, ICANN shall operate in an open and transparent manner.
(b)    Equitable Treatment. ICANN shall not apply standards, policies, procedures or practices arbitrarily, unjustifiably, or inequitably and shall not single out Registry Operator for disparate treatment unless justified by substantial and reasonable cause.
(c)    TLD Zone Servers. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, it will ensure that (i) the authoritative root will point to the TLD zone servers designated by Registry Operator for the Registry TLD throughout the Term of this Agreement; and (ii) any changes to the TLD zone server designation submitted to ICANN by Registry Operator will be implemented by ICANN within seven days of submission.
(d)    Nameserver Changes. Registry Operator may request changes in the nameserver delegation for the Registry TLD. Any such request must be made in a format, and otherwise meet technical requirements, specified from time to time by ICANN. ICANN will use commercially reasonable efforts to have such requests implemented in the Authoritative Root-Server System within seven calendar days of the submission.
(e)    Root-zone Information Publication. ICANN’s publication of root-zone contact information for the Registry TLD will include Registry Operator and its administrative and technical contacts. Any request to modify the contact information for the Registry Operator must be made in the format specified from time to time by ICANN.
Section 3.3    Cooperation. The parties agree to cooperate with each other and share data as necessary to accomplish the terms of this Agreement.
Section 3.4    Contractual and Operational Compliance Audits.
(a)    ICANN may from time to time (not to exceed once per calendar quarter) conduct, or engage a third party to conduct, contractual compliance audits to assess compliance by Registry Operator with its representations and warranties contained in Article II of this Agreement and its covenants contained in Article III of this Agreement. Such audits shall be tailored to achieve the purpose of assessing compliance, and ICANN will (a) give reasonable advance notice of any such audit, which notice shall specify in reasonable detail the categories of documents, data and other information requested by ICANN, and (b) use commercially reasonable efforts to conduct such audit in such a manner as to not unreasonably disrupt the operations of Registry Operator. As part of such audit and upon request by ICANN, Registry Operator shall timely provide all responsive documents, data and any other information necessary to demonstrate Registry Operator’s compliance with this Agreement. Upon no less than five (5) business days notice (unless otherwise agreed to by Registry Operator), ICANN may, as part of any contractual compliance audit, conduct site visits during regular business hours to assess compliance by Registry Operator with its covenants contained in Section 3.1.
(b)    Any audit conducted pursuant to Section 3.4(a) will be at ICANN’s expense, unless (i) the audit relates to Registry Operator’s compliance with Section 3.1(c)(iv) and such audit reveals a material discrepancy or discrepancies in the data provided by Registry Operator, or (ii) the audit is related to a discrepancy in the fees paid by Registry Operator hereunder in excess of 5% to ICANN’s detriment. In either such case of (i) or (ii) above, Registry Operator shall reimburse ICANN for all reasonable costs and expenses associated with such audit and such reimbursement will be paid together with the next Registry-Level Fee payment due following the date of transmittal of the cost statement for such audit.
ARTICLE IV TERM OF AGREEMENT
Section 4.1    Term. The initial term of this Agreement shall expire on November 30, 2018. The Expiration Date shall be November 30, 2018, as extended by any renewal terms.
Section 4.2    Renewal. This Agreement shall be renewed upon the expiration of the term set forth in Section 4.1 above and each later term, unless the following has occurred : (i) following notice of breach to Registry Operator in accordance with Section 6.1 and failure to cure such breach within the time period prescribed in Section 6.1, an arbitrator or court has determined that Registry Operator has been in fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 or Section 7.3 and (ii) following the final decision of such arbitrator or court, Registry Operator has failed to comply within ten days with the decision of the arbitrator or court, or within such other time period as may be prescribed by the arbitrator or court. Upon renewal, in the event that the terms of this Agreement are not similar to the terms generally in effect in the Registry Agreements of the 5 largest gTLDs (determined by the number of domain name registrations under management at the time of renewal), renewal shall be upon terms reasonably necessary to render the terms of this Agreement similar to such terms in the Registry Agreements for those other gTLDs. The preceding sentence, however, shall not apply to the terms of this Agreement regarding the price of Registry Services; the standards for the consideration of proposed Registry Services, including the definitions of Security and Stability and the standards applied by ICANN in the consideration process; the terms or conditions for the renewal or termination of this Agreement; ICANN’s obligations to Registry Operator under Section 3.2 (a), (b), and (c); the limitations on Consensus Policies or Temporary Specifications or Policies; the definition of Registry Services; or the terms of Section 7.3.
Section 4.3    Failure to Perform in Good Faith. In the event Registry Operator shall have been repeatedly and willfully in fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 or Section 7.3, and arbitrators in accordance with Section 5.1(b) of this Agreement repeatedly have found Registry Operator to have been in fundamental and material breach of this Agreement, including in at least three separate awards, then the arbitrators shall award such punitive, exemplary or other damages as they may believe appropriate under the circumstances.
ARTICLE V DISPUTE RESOLUTION
Section 5.1    Resolution of Disputes.
(a)    Cooperative Engagement. In the event of a disagreement between Registry Operator and ICANN arising under or out of this Agreement, either party may by notice to the other invoke the dispute resolution provisions of this Article V. Provided, however, that before either party may initiate arbitration as provided in Section 5.1(b) below, ICANN and Registry Operator must attempt to resolve the dispute by cooperative engagement as set forth in this Section 5.1(a). If either party provides written notice to the other demanding cooperative engagement as set forth in this Section 5.1(a), then each party will, within seven calendar days after such written notice is deemed received in accordance with Section 8.6 hereof, designate a single executive officer as its representative under this Section 5.1(a) with full authority to act on such party’s behalf to resolve the dispute. The designated representatives shall, within 2 business days after being designated, confer by telephone or in person to attempt to resolve the dispute. If they are not able to resolve the dispute during such telephone conference or meeting, they shall further meet in person at a location reasonably designated by ICANN within 7 calendar days after such initial telephone conference or meeting, at which meeting the parties shall attempt to reach a definitive resolution. The time schedule and process set forth in this Section 5.1(a) may be modified with respect to any dispute, but only if both parties agree to a revised time schedule or process in writing in advance. Settlement communications within the scope of this paragraph shall be inadmissible in any arbitration or litigation between the parties.
(b)    Arbitration. Disputes arising under or in connection with this Agreement, including requests for specific performance, shall be resolved through binding arbitration conducted as provided in this Section 5.1(b) pursuant to the rules of the International Court of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration shall be conducted in the English language and shall occur in Los Angeles County, California, USA only following the failure to resolve the dispute pursuant to cooperative engagement discussions as set forth in Section 5.1(a) above. There shall be three arbitrators: each party shall choose one arbitrator and, if the two arbitrators are not able to agree on a third arbitrator, the third shall be chosen by the ICC. The prevailing party in the arbitration shall have the right to recover its costs and reasonable attorneys’ fees, which the arbitrators shall include in their awards. Any party that seeks to confirm or vacate an arbitration award issued under this Section 5.1(b) may do so only pursuant to the applicable arbitration statutes. In any litigation involving ICANN concerning this Agreement, jurisdiction and exclusive venue for such litigation shall be in a court located in Los Angeles County, California, USA; however, the parties shall also have the right to enforce a judgment of such a court in any court of competent jurisdiction. For the purpose of aiding the arbitration and/or preserving the rights of the parties during the pendency of an arbitration, the parties shall have the right to seek a temporary stay or injunctive relief from the arbitration panel or a court, which shall not be a waiver of this agreement to arbitrate.
Section 5.2    Specific Performance. Registry Operator and ICANN agree that irreparable damage could occur if any of the provisions of this Agreement was not performed in accordance with its specific terms. Accordingly, the parties agree that they each shall be entitled to seek from the arbitrators specific performance of the terms of this Agreement (in addition to any other remedy to which each party is entitled).
Section 5.3    Limitation of Liability. ICANN’s aggregate monetary liability for violations of this Agreement shall not exceed an amount equal to the Registry-Level Fees paid by Registry Operator to ICANN within the preceding twelve-month period pursuant to Section 7.2 of this Agreement. Registry Operator’s aggregate monetary liability to ICANN for violations of this Agreement shall be limited to an amount equal to the fees and monetary sanctions, if any, due and owing to ICANN under this Agreement within the preceding twelve month period. In no event shall either party be liable for special, indirect, incidental, punitive, exemplary, or consequential damages arising out of or in connection with this Agreement or the performance or nonperformance of obligations undertaken in this Agreement, except as provided pursuant to Section 4.3 of this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, REGISTRY OPERATOR DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES RENDERED BY ITSELF, ITS SERVANTS, OR ITS AGENTS OR THE RESULTS OBTAINED FROM THEIR WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE VI TERMINATION PROVISIONS
Section 6.1    Termination by ICANN. ICANN may terminate this Agreement if and only if: (i) Registry Operator fails to cure any fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 or Section 7.3 within thirty calendar days after ICANN gives Registry Operator written notice of the breach, which notice shall include with specificity the details of the alleged breach; and (ii) (a) an arbitrator or court has finally determined that Registry Operator is, or was, in fundamental and material breach and failed to cure such breach within the prescribed time period and (b) following the decision of such arbitrator or court, Registry Operator has failed to comply with the decision of the arbitrator or court.
Section 6.2    Bankruptcy. This Agreement shall automatically terminate in the event Registry Operator shall voluntarily or involuntarily be subject to bankruptcy proceedings.
Section 6.3    Transition of Registry upon Termination of Agreement. Upon any termination of this Agreement as provided in Sections 6.1 and 6.2, the parties agree to work cooperatively to facilitate and implement the transition of the registry for the TLD in accordance with this Section 6.3. Registry Operator shall agree to provide ICANN or any successor registry authority that may be designated for the TLD with any data regarding operations of the registry for the TLD necessary to maintain operations that may be reasonably requested in addition to that data escrowed in accordance with Section 3.1(c)(i) hereof.
Section 6.4    Rights in Data. Registry Operator shall not be entitled to claim any intellectual property rights in Registry Data. In the event that Registry Data is released from escrow as set forth in Section 3.1(c)(i), rights, if any, held by Registry Operator in the data shall automatically be licensed on a non-exclusive, irrevocable, royalty-free, paid-up basis to ICANN or to a party designated in writing by ICANN.
Section 6.5    No Reimbursement. Any and all expenditures, capital investments or other investments made by Registry Operator in connection with this Agreement shall be at Registry Operator’s own risk and ICANN shall have no obligation to reimburse Registry Operator for any such expense, capital expenditure or investment. Registry Operator shall not be required to make any payments to a successor registry operator by reason of registry fees paid to Registry Operator prior to the effective date of (i) any termination or expiration of this Agreement or (ii) transition of the registry, unless any delay in transition of the registry to a successor operator shall be due to the actions of Registry Operator.
ARTICLE VII SPECIAL PROVISIONS
Section 7.1    Registry-Registrar Agreement.
(a)    Access to Registry Services. Registry Operator shall make access to Registry Services, including the shared registration system, available to all ICANN-accredited registrars, subject to the terms of the Registry-Registrar Agreement attached as Appendix 8 hereto. Subject to Section 7.1(d), Registry Operator shall provide all ICANN-accredited registrars following execution of the Registry-Registrar Agreement, provided registrars are in compliance with such agreement, operational access to Registry Services, including the shared registration system for the TLD. Such nondiscriminatory access shall include without limitation the following:
(i)    All registrars (including any registrar affiliated with Registry Operator, if any) can connect to the shared registration system gateway for the TLD via the Internet by utilizing the same maximum number of IP addresses and SSL certificate authentication;
(ii)    Registry Operator has made the current version of the registrar toolkit software accessible to all registrars and has made any updates available to all registrars on the same schedule;
(iii)    All registrars have the same level of access to customer support personnel via telephone, e-mail and Registry Operator’s website;
(iv)    All registrars have the same level of access to registry resources to resolve registry/registrar or registrar/registrar disputes and technical and/or administrative customer service issues;
(v)    All registrars have the same level of access to data generated by Registry Operator to reconcile their registration activities from Registry Operator’s Web and ftp servers;
(vi)    All registrars may perform basic automated registrar account management functions using the same registrar tool made available to all registrars by Registry Operator; and
(vii)    The shared registration system does not include, for purposes of providing discriminatory access, any algorithms or protocols that differentiate among registrars with respect to functionality, including database access, system priorities and overall performance.
Such Registry-Registrar Agreement may be revised by Registry Operator from time to time, provided however, that any such revisions must be approved in advance by ICANN.

(b)    Registry Operator Shall Not Act as Own Registrar. Registry Operator shall not act as a registrar with respect to the TLD. This shall not preclude Registry Operator from registering names within the TLD to itself through a request made to an ICANN-accredited registrar. In addition, where there is an imminent threat to the Security and Stability of the TLD or the Internet, this provision shall not preclude Registry Operator, for the purpose of protecting the Security and Stability of the TLD or the Internet, from temporarily preventing the registration of one or more names; provided, as soon as practicable but no later than 3 business days of taking such action, Registry Operator provides ICANN with a written notice of such action, which notice shall list all affected names, state the expected length of time that such names will not be available for registration, and explain why Registry Operator took such action. The contents of such notice shall be treated as confidential to the extent permitted by law. If ICANN disagrees with such action, it will instruct Registry Operator to release such names and Registry Operator shall immediately release such names upon receipt of such written instructions from ICANN.
(c)    Restrictions on Acquisition of Ownership or Controlling Interest in Registrar. Registry Operator shall not acquire, directly or indirectly, control of, or a greater than fifteen percent ownership interest in, any ICANN-accredited registrar.
(d)    Compliance Actions. Registry Operator acknowledges that all ICANN-accredited registrars must enter into a registrar accreditation agreement (“RAA”) with ICANN and ICANN may take certain compliance actions in response to an emergency or in accordance with the terms of the RAA, including suspension or termination of a registrar’s accreditation or suspension of a registrar’s ability to create new registered names or initiate inbound transfers of registered names. ICANN may require Registry Operator to take specific actions consistent with ICANN’s authority under the terms of the RAA to: (i) suspend or terminate a registrar’s ability to create new registered names or (ii) transfer registered names to a registrar designated by ICANN.
Section 7.2    Fees to be Paid to ICANN.
(a)    Registry Level Fees. As of the Effective Date, Registry Operator shall pay ICANN a Registry-Level Transaction Fee equal to the number of annual increments of an initial or renewal domain name registration (at one or more levels, and including renewals associated with transfers from one ICANN-accredited registrar to another), during the applicable calendar quarter multiplied by US$0.25. Registry Operator shall pay the Registry-Level Transaction Fee by the 20th day following the end of each calendar quarter (i.e., on April 20, July 20, October 20 and January 20 for the calendar quarters ending March 31, June 30, September 30 and December 31) of the year to an account designated by ICANN. For the calendar quarter ending December 31, 2012, Registry Operator shall pay an amount equal to the prorated “ICANN Fixed Registry Fee” that would have otherwise been due for the quarter under the Registry Agreement dated March 1, 2006 by and between ICANN and Registry Operator, as amended, plus the prorated Registry-Level Transaction Fee under this Agreement for the period from the Effective Date through December 31, 2012.
(b)    Variable Registry-Level Fee. For fiscal quarters in which ICANN does not collect a variable accreditation fee from all registrars, upon receipt of written notice from ICANN, Registry Operator shall pay ICANN a Variable Registry-Level Fee. The fee will be calculated by ICANN. The Registry Operator will invoice and collect the fees from the registrars who are party to a Registry-Registrar Agreement with Registry Operator and paid to ICANN by the Registry Operator by the 20th day following the end of each calendar quarter (i.e., on April 20, July 20, October 20 and January 20 for the calendar quarters ending March 31, June 30, September 30 and December 31) of the year to an account designated by ICANN. The fee will consist of two components; each component will be calculated by ICANN for each registrar:
(i)    The transactional component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year but shall not exceed US$0.25.
(ii)    The per-registrar component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year.

(c)    Interest on Late Payments. For any payments ten days or more overdue pursuant to Section 7.2, Registry Operator shall pay interest on late payments at the rate of 1.5% per month or, if less, the maximum rate permitted by applicable law.
Section 7.3    Pricing for Domain Name Registrations and Registry Services.
(a)    Scope. The Registry Services to which the provisions of this Section 7.3 shall apply are:
(i)    the Registry Services defined in Section 3.1(d)(iii)(a), above, and
(ii)    other products or services that the Registry Operator is required to provide within the scope of Section 3.1(d)(iii)(b), above, because of the establishment of a Consensus Policy (as defined in Section 3.1(b) above):

(1)	to implement changes in the core functional or performance specifications for Registry Services (as defined in Section 3.1(d)(iii)(a)); or

(2)
that are reasonably necessary to facilitate:  (A) Security and/or Stability of the Internet or DNS; (B) Security and Stability of the registry database for the TLD; or (C) resolution of disputes regarding the registration of domain names (as opposed to the use of such domain names).

Nothing contained herein shall be construed to apply the provisions of this Section 7.3 to the services enumerated in Appendix 9 of this Agreement.
(b)    No Tying. Registry Operator shall not require, as a condition of the provision or use of Registry Services subject to this Section 7.3 in accordance with the requirements of this Agreement, including without limitation Section 7.1 and Appendix 10, that the purchaser of such services purchase any other product or service or refrain from purchasing any other product or service. Notwithstanding any other offering that may include all or any portion of the Registry Services at any price, Registry Operator shall offer to all ICANN-accredited registrars the combination of all Registry Services subject to this Section 7.3 at a total price for those Registry Services that is no greater than the Maximum Price calculated pursuant to Section 7.3(d) and that otherwise complies with all the requirements of Section 7.3.
(c)    Price for Registry Services. The price for all Registry Services subject to this Section 7.3 shall be the amount, not to exceed the Maximum Price, that Registry Operator charges for each annual increment of a new and renewal domain name registration and for each transfer of a domain name registration from one ICANN-accredited registrar to another.
(d)    Maximum Price. The Maximum Price for Registry Services subject to this Section 7.3 shall be as follows:
(i)    from the Effective Date through 30 November 2018, US $7.85;
(ii)    Registry Operator shall be entitled to increase the Maximum Price during the term of the Agreement due to the imposition of any new Consensus Policy or documented extraordinary expense resulting from an attack or threat of attack on the Security or Stability of the DNS, not to exceed the smaller of the preceding year’s Maximum Price or the highest price charged during the preceding year, multiplied by 1.07.
(e)    No price discrimination. Registry Operator shall charge the same price for Registry Services subject to this Section 7.3, not to exceed the Maximum Price, to all ICANN-accredited registrars (provided that volume discounts and marketing support and incentive programs may be made if the same opportunities to qualify for those discounts and marketing support and incentive programs is available to all ICANN-accredited registrars).

(f)    Adjustments to Pricing for Domain Name Registrations. Registry Operator shall provide no less than six months prior notice in advance of any increase for new and renewal domain name registrations and for transferring a domain name registration from one ICANN-accredited registrar to another and shall continue to offer for periods of up to ten years new and renewal domain name registrations fixed at the price in effect at the time such offer is accepted. Registry Operator is not required to give notice of the imposition of the Variable Registry-Level Fee set forth in Section 7.2(c).
(g)    Maximum Price does not include ICANN Variable Registry-Level Fee. The Maximum Price does not include, and shall not be calculated from a price that includes, all or any part of the ICANN Variable Registry-Level Fee set forth in Section 7.2(c), above, or any other per-name fee for new and renewal domain name registrations and for transferring a domain name registration from one ICANN-accredited registrar to another.
ARTICLE VIII MISCELLANEOUS
Section 8.1    Indemnification of ICANN.
(a)    Registry Operator shall indemnify, defend, and hold harmless ICANN (including its directors, officers, employees, and agents) from and against any and all third-party claims, damages, liabilities, costs, and expenses, including reasonable legal fees and expenses, arising out of or relating to: (a) ICANN's reliance, in connection with its decision to delegate the TLD to Registry Operator or to enter into this Agreement, on information provided by Registry Operator in its application for the TLD; (b) Registry Operator's establishment or operation of the registry for the TLD; (c) Registry Operator's provision of Registry Services; (d) collection or handling of Personal Data by Registry Operator; (e) any dispute concerning registration of a domain name within the domain of the TLD for the registry; and (f) duties and obligations of Registry Operator in operating the registry for the TLD; provided that Registry Operator shall not be obligated to indemnify, defend, or hold harmless ICANN to the extent the claim, damage, liability, cost, or expense arose due to a breach by ICANN of any obligation contained in this Agreement or any willful misconduct of ICANN. For avoidance of doubt, nothing in this Section 8.1 shall be deemed to require Registry Operator to reimburse or otherwise indemnify ICANN for the costs associated with the negotiation or execution of this Agreement, or with the monitoring or management of the parties' respective obligations under this Agreement. Further, this section shall not apply to any request for attorney's fees in connection with any litigation or arbitration between or among the parties.
(b)    For any claims by ICANN for indemnification whereby multiple registry operators (including Registry Operator) have engaged in the actions or omissions that gave rise to the claim, Registry Operator's aggregate liability to indemnify ICANN with respect to such claim shall be limited to a percentage of ICANN's total claim, calculated by dividing the number of total domain names under registration with Registry Operator within the TLD (which names under registration shall be calculated consistently with Section 7.2 hereof for any applicable quarter) by the total number of domain names under registration within all TLDs for which the registry operators thereof that are engaging in the same acts or omissions giving rise to such claim. For the avoidance of doubt, in the event that a registry operator is engaged in the same acts or omissions giving rise to the claims above, but such registry operator(s) do not have the same or similar indemnification obligations to ICANN at set forth in 8.1(a) above, the number of domains under management by such registry operator(s) shall nonetheless be included in the calculation in the preceding sentence.
Section 8.2    Indemnification Procedures. If ICANN receives notice of any third-party claim that is indemnified under Section 8.1 above, ICANN shall promptly notify Registry Operator of such claim. Registry Operator shall be entitled, if it so elects, in a notice promptly delivered to ICANN, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party's sole cost and expense, provided that in all events ICANN shall be entitled to control at its sole cost and expense the litigation of issues concerning the validity or interpretation of ICANN policies or conduct. ICANN shall cooperate, at its own cost, in all reasonable respects with Registry Operator and its attorneys in the investigation, trial, and defense of such claim and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy affecting ICANN other than the payment of money in an amount that is indemnified shall be entered into without the consent of ICANN. If Registry Operator does not assume full control over the defense of a claim subject to such defense in accordance with this Section, Registry Operator may participate in such defense, at its sole cost and expense, and ICANN shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of Registry Operator.
Section 8.3    No Offset. All payments due under this Agreement shall be made in a timely manner throughout the term of this Agreement and notwithstanding the pendency of any dispute (monetary or otherwise) between Registry Operator and ICANN.
Section 8.4    Use of ICANN Name and Logo. ICANN grants to Registry Operator a non-exclusive royalty-free license to state that it is designated by ICANN as the Registry Operator for the Registry TLD and to use a logo specified by ICANN to signify that Registry Operator is an ICANN-designated registry authority. This license may not be assigned or sublicensed by Registry Operator.
Section 8.5    Assignment and Subcontracting. Any assignment of this Agreement shall be effective only upon written agreement by the assignee with the other party to assume the assigning party’s obligations under this Agreement. Moreover, neither party may assign this Agreement without the prior written approval of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, ICANN may assign this Agreement in conjunction with a reorganization or re-incorporation of ICANN, to another nonprofit corporation organized for the same or substantially the same purposes. Registry Operator must provide notice to ICANN of any subcontracting arrangements, and any agreement to subcontract portions of the operations of the TLD must mandate compliance with all covenants, obligations and agreements by Registry Operator hereunder. Any subcontracting of technical operations shall provide that the subcontracted entity become party to the data escrow agreement mandated by Section 3.1(c)(i) hereof.
Section 8.6    Amendments and Waivers. No amendment, supplement, or modification of this Agreement or any provision hereof shall be binding unless executed in writing by both parties. No waiver of any provision of this Agreement shall be binding unless evidenced by a writing signed by the party waiving compliance with such provision. No waiver of any of the provisions of this Agreement or failure to enforce any of the provisions hereof shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 8.7    No Third-Party Beneficiaries. This Agreement shall not be construed to create any obligation by either ICANN or Registry Operator to any non-party to this Agreement, including any registrar or registered name holder.
Section 8.8    Notices, Designations, and Specifications. All notices to be given under or in relation to this Agreement shall be given either (i) in writing at the address of the appropriate party as set forth below or (ii) via facsimile or electronic mail as provided below, unless that party has given a notice of change of postal or email address, or facsimile number, as provided in this agreement. Any change in the contact information for notice below shall be given by the party within 30 days of such change. Any notice required by this Agreement shall be deemed to have been properly given (i) if in paper form, when delivered in person or via courier service with confirmation of receipt or (ii) if via facsimile or by electronic mail, upon confirmation of receipt by the recipient’s facsimile machine or email server. Whenever this Agreement shall specify a URL address for certain information, Registry Operator shall be deemed to have been given notice of any such information when electronically posted at the designated URL.  In the event other means of notice shall become practically achievable, such as notice via a secure website, the parties shall work together to implement such notice means under this Agreement.
If to ICANN, addressed to:
Internet Corporation for Assigned Names and Numbers
12025 Waterfront Drive, Suite 300
Los Angeles, CA 90094-2536

Telephone: 1-310-301-5800
Facsimile: 1-310-823-8649
Attention: President and CEO
With a Required Copy to:  General Counsel
Email:  (As specified from time to time.)
If to Registry Operator, addressed to:
VeriSign, Inc.
12061 Bluemont Way,
Reston, Virginia 20190
Telephone: 1-703-948-4524
Facsimile: 1-703-450-7326
Attention: VP, Associate General Counsel, Naming
With a Required Copy to:  General Counsel
Email: (As specified from time to time.)
Section 8.9    Language. Notices, designations, determinations, and specifications made under this Agreement shall be in the English language.
Section 8.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 8.11    Entire Agreement. This Agreement (including its Appendices, which form a part of it) constitutes the entire agreement of the parties hereto pertaining to the operation of the TLD and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties on that subject. In the event of a conflict between the provisions in the body of this Agreement and any provision in its Appendices, the provisions in the body of the Agreement shall control.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
INTERNET CORPORATION FOR ASSIGNED NAMES AND NUMBERS
By:_____________________________
           Fadi Chehadé
            President and Chief Executive Officer
Date:
VeriSign, Inc.
By:_____________________________
            D. James Bidzos
           Chairman of the Board, Executive Chairman, President and Chief Executive Officer
Date: